(d)(7)(i)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

INVESCO ADVISERS, INC.

This Amendment, effective as of January 1, 2014, amends the Investment Sub-Advisory Agreement (the “Agreement”) dated the 7th day of May 2013, between Directed Services LLC, a limited liability company duly organized in the State of Delaware (the “Adviser”), and Invesco Advisers, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of January 1, 2014.

NOW, THEREFORE, the parties agree as follows:

1.              The Amended Appendix A of the Agreement is hereby deleted and replaced with the Amended Appendix A attached hereto.

2.              Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.              In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

DIRECTED SERVICES LLC

By:	/s/ Todd Modic
Todd Modic
Vice President
Title

INVESCO ADVISERS, INC.

By:	/s/ Brian Thorp

Brian Thorp
Print Name

Vice President
Title